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                                                                      EXHIBIT 16

April 12, 2002



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


RE: St. Joseph Capital Corporation
    Commission File Number 333-6581


Dear Sir/Madam:

We have read the first paragraph of Item 4 included in the Form 8-K dated April 11, 2002, of St. Joseph Capital Corporation, to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein, except that we are not in a position to agree or disagree with the statement that the change was recommended or approved by the Audit Committee or its Board of Directors.


                     Very truly yours,

                     /s/ Crowe, Chizek and Company LLP
                     Crowe, Chizek and Company LLP